Exhibit 23

                          Independent Auditors' Consent

The Board of Trustees
Mid-Atlantic Realty Trust:

We consent to the incorporation by reference in the registration statements on Form S-3 (File Nos. 33-66386, 333-20813, 333-33982 and 333-59061) and Form S-8
(File Nos. 33-58465, 333-12161 and 333-56885) of Mid-Atlantic Realty Trust of our report dated February 22, 2002, with respect to the consolidated balance sheets of Mid-Atlantic Realty Trust and subsidiaries as of December 31, 2001 and 2000, the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001 and the related financial statement schedule, which report appears in the December 31, 2001 annual report on Form 10-K of Mid-Atlantic Realty Trust.


/s/KPMG LLP

Baltimore, MD
March 5, 2002